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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                               (Initial Filing)*


                                 Dynamex Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   26784F103
                        ------------------------------
                                 (CUSIP Number)


                               November 6, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)

                                  Page 1 of 4
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===============================================================================


  CUSIP NO.  26784F103                SCHEDULE 13G           PAGE 2 OF 4


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      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      Talon Asset Management, Inc.

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois corporation

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                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    534,960

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    534,960

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      534,960
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      Not applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IA

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Item 1

     (a) Name of Issuer
                 Dynamex Inc.
     (b) Address of Issuer's Principal Executive Offices
                 1431 Greenway Drive
                 Suite 3345
                 Irving, TX 75038

Item 2

     (a) Name of Person Filing
                 Talon Asset Management, Inc.
     (b) Address of Principal Business Office or, if none, Residence
                 One North Franklin
                 Suite 450
                 Chicago, IL 60606
     (c) Citizenship
                 Illinois corporation
     (d) Title of Class of Securities
                 Common Stock
     (e) CUSIP Number
                 26784F103

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

     (a) [_]  Broker or dealer registered under section 15 of the Act
     (b) [_]  Bank as defined in section 3(a)(6) of the Act
     (c) [_]  Insurance company as defined in section 3(a)(19) of the Act
     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940
     (e) [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act
     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
     (j) [_]  Group, in accordance with 13d-1(b)(1)(ii)(J).

Item 4. Ownership.
     (a)  Amount beneficially owned:
                 534,960
     (b)  Percent of class:
                 5.3%
     (c)  Number of shares as to which the person has:
          (i)   Sole power to vote or to direct the vote: _____
          (ii)  Shared power to vote or to direct the vote: 534,960
          (iii) Sole power to dispose or to direct the disposition of: _____
          (iv) Shared power to dispose or to direct the disposition of: 534,960

Item 5.  Ownership of Five Percent or Less of a Class.
         Not applicable.

                                  Page 3 of 4

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Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
         Not applicable.

Item 8.  Identification and Classification of Members of the Group
         Not applicable.

Item 9.  Notice of Dissolution of the Group
         Not applicable.

Item 10. Certification
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       March 10, 1999
                                              ----------------------------------
                                                            Date

                                              Talon Asset Management, Inc.

                                              By:/s/ Alan R. Wilson
                                              ----------------------------------
                                                          Signature

                                                   Alan R. Wilson/President
                                              ----------------------------------
                                                          Name/Title

                                  Page 4 of 4